FOR IMMEDIATE RELEASE	CONTACT:	Kris Kagel JCPR (973) 850-7312 kkagel@jcprinc.com

LADENBURG THALMANN TO ACQUIRE KMS FINANCIAL SERVICES

Leading Seattle-Based Independent Broker-Dealer Will Strengthen Ladenburg’s
Position in Pacific Northwest

Transaction to Add Over $14 Billion in Client Assets and Approximately 325 Independent Financial
Advisors and $84 Million in Revenue

Ladenburg Will Have Approximately $110 Billion in Client Assets, 3,500 Independent Financial
Advisors and $1 Billion of Annual Revenues Upon Closing of Pending Acquisitions

Miami, FL—August 11, 2014—Ladenburg Thalmann Financial Services, Inc. (NYSE MKT: LTS, LTS PrA) (“Ladenburg”), a publicly-traded diversified financial services company, announced today it has signed a definitive agreement to acquire KMS Financial Services, Inc. (“KMS”), a leading Seattle-based independent broker-dealer and investment advisor with a strong presence in the Pacific Northwest.

Under the terms of the transaction, Ladenburg will pay approximately $24 million, consisting of $11 million of cash, $8 million of four-year notes and 1,440,922 shares of Ladenburg common stock. This transaction is part of Ladenburg’s ongoing strategy to strengthen its position as an industry-leading network of independent brokerage and advisory firms and its market share in the industry.

Founded in 1971, KMS has approximately 325 independent financial advisors with over $14 billion in client assets and revenues of approximately $84 million for the 12 months ended June 30, 2014. Upon completion of the transaction, Mark Hamby, KMS’s Chairman and CEO, Eric Westberg, its President and COO, and the rest of the KMS management team will continue to operate KMS as a stand-alone business based in its current headquarters in Seattle, Washington.

With the KMS acquisition and Ladenburg’s recently-announced, pending acquisition of assets of Sunset Financial Services, Inc., Ladenburg’s network of independent brokerage and advisory firms will total approximately 3,500 financial advisors with $110 billion in total client assets and Ladenburg will have annual revenues of approximately $1 billion. The KMS transaction will give Ladenburg a significantly expanded presence in the Pacific Northwest.

“This transaction shows Ladenburg’s commitment to the proposition that the independent brokerage and advisory business is one of the most dynamic areas of the financial services industry,” said Dr. Phillip Frost, Ladenburg’s Chairman of the Board and principal shareholder. “We value the unique culture of KMS and believe that they will be a natural fit for the businesses we are building at Ladenburg.”

“KMS has been owned and operated by its key managers for more than 40 years, and has established itself as a client focused firm committed to helping mainstream investors reach their financial goals,” said Richard Lampen, Ladenburg’s President and CEO. “As a part of the Ladenburg family, KMS will retain its distinct brand while gaining the advantages of access to the differentiated products and services offered to our independent advisors, enabling them to meet evolving client needs, stay competitive and further grow their business.”

“We have been impressed by Ladenburg’s record of acquiring independent brokerage and advisory firms with distinct cultures and helping them pool their collective strengths to capitalize on growth opportunities,” said Mr. Hamby. “Joining Ladenburg’s alliance of firms points to a dynamic future for the culture we’ve developed over KMS’s first 43 years.”

KMS will leverage the financial benefits and strength that Ladenburg possesses as an established public company. In addition, KMS advisors will have access to the differentiated products and services that Ladenburg brings to the independent channel, including: access to investment banking and capital markets resources, institutional quality equity research, a fixed-income trading desk, wealth management services through Ladenburg Thalmann Asset Management, specialized point-of-sale support for life insurance products through Highland Capital Brokerage, and advisor-friendly trust services through Premier Trust.

Ladenburg acquired its first independent broker-dealer firm in 2007 and its subsidiaries today include Securities America, Triad Advisors and Investacorp. Like these firms, KMS will retain its special culture and management team, while benefitting from the wide array of investment products, services, technology and practice management support that define Ladenburg’s commitment to the independent broker-dealer and advisory space.

Ladenburg’s acquisition of KMS is expected to close later this year, and is subject to regulatory approval and other customary closing conditions. Approval by Ladenburg’s shareholders is not required. Graubard Miller served as legal counsel for Ladenburg in the transaction, and Aery Advisors served as counsel for KMS.

About Ladenburg Thalmann

Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS, LTS PrA) is a publicly-traded diversified financial services company based in Miami, Florida. Ladenburg’s subsidiaries include industry-leading independent broker-dealer firms Securities America, Inc., Triad Advisors, Inc. and Investacorp, Inc. as well as Premier Trust, Inc., Ladenburg Thalmann Asset Management, Highland Capital Brokerage, Inc., a leading independent life insurance brokerage company, and Ladenburg Thalmann & Co. Inc., an investment bank which has been a member of the New York Stock Exchange for 135 years. The company is committed to investing in the growth of its subsidiaries while respecting and maintaining their individual business identities, cultures, and leadership. For more information, please visit www.ladenburg.com.

About KMS Financial Services

Founded in 1971, KMS Financial Services Inc. is a registered broker-dealer and investment advisory firm located in Seattle, WA, serving clients through a network of approximately 325 investment professionals nationwide.  The firm provides established professionals with access to a wide range of non-proprietary investment and insurance products, custodial brokerage platforms, institutional investment management, and technology systems support.

KMS is based in Seattle, Washington, and is a member of the Financial Industry Regulatory Authority (FINRA) and Securities Investor Protection Corporation (SIPC). For more information, please visit www.kms.com.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth, future growth of the independent brokerage and advisory industry, future synergies, and expected closing of the transaction. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of the Company’s business. These risks, uncertainties and contingencies include those set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2013 and other factors detailed from time to time in its other filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

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